EXHIBIT 12.1

Computation of Ratio of Earnings to Fixed Charges

	For the Years Ended December 31,
	2002	2001	2000	1999	1998
INCLUDING INTEREST ON DEPOSITS
Earnings
Income (loss) before income taxes and cumulative effect of change in accounting principle	$(29,740)	$27,159	$18,558	$19,480	$15,794
Plus:
Litigation settlement charge	61,900	—	—	—	—
Total Fixed Charges (See below)	51,374	81,639	95,840	71,075	72,212
Less:
Preferred stock dividend (1)	(5,295)	(5,297)	(5,297)	(5,296)	(5,295)

Total Earnings	$78,239	$103,501	$109,101	$85,259	$82,711

Fixed Charges
Total interest expense (2)	$44,680	$74,816	$89,200	$64,390	$65,409
Interest included in operating lease rental expense (3)	1,399	1,526	1,343	1,389	1,508
Preferred stock dividend (1)	5,295	5,297	5,297	5,296	5,295

Total Fixed Charges	$51,374	$81,639	$95,840	$71,075	$72,212

Ratio of Earnings to Fixed Charges	1.52x	1.27x	1.14x	1.20x	1.15x

EXCLUDING INTEREST ON DEPOSITS
Earnings
Income (loss) before income taxes and cumulative effect of change in accounting principle	$(29,740)	$27,159	$18,558	$19,480	$15,794
Plus:
Litigation settlement charge	61,900	—	—	—	—
Total Fixed Charges excluding interest on deposits (See below)	16,089	22,464	27,231	21,943	24,156
Less:
Preferred stock dividend (1)	(5,295)	(5,297)	(5,297)	(5,296)	(5,295)

Total Earnings	$42,954	$44,326	$40,492	$36,127	$34,655

Fixed Charges
Total interest expense (2)	$44,680	$74,816	$89,200	$64,390	$65,409
Interest included in operating lease rental expense (3)	1,399	1,526	1,343	1,389	1,508
Preferred stock dividend (1)	5,295	5,297	5,297	5,296	5,295
Less: interest expense on deposits	(35,285)	(59,175)	(68,609)	(49,132)	(48,056)

Total Fixed Charges excluding interest on deposits	$16,089	$22,464	$27,231	$21,943	$24,156

Ratio of Earnings to Fixed Charges	2.67x	1.97x	1.49x	1.65x	1.43x

(1)	The stock dividend amount has been grossed up to compute the pretax income equivalent assuming an estimated 35% tax rate.
(2)	Interest expense includes cash interest expense on deposits and other debt and amortization of debt issuance costs.
(3)	Calculation of interest included in operating lease rental expense is representative of the interest factor attributable to the lease payment.